Exhibit 10.1

Execution Copy

PURCHASE AGREEMENT

among

RadioShack Corporation,

other Sellers party hereto

and

Office Depot de México, S.A. de C.V.

Dated as of March 23, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of the date set forth on the signature page hereto, among the entity identified on the signature page as Purchaser (the “Purchaser”), RadioShack Corporation, a Delaware corporation (the “Company”), and each of the Company’s subsidiaries listed on the signature page (together with the Company, each a “Seller” and, collectively, the “Sellers”).

RECITALS:

A. Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on February 5, 2015 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are jointly administered under Case No. 15-10197(KJC) (collectively, the “Bankruptcy Case”);

B. Sellers desire to sell to Purchaser the Purchased Assets (defined below) and transfer to Purchaser the Assumed Liabilities (defined below) and Purchaser desires to purchase from Sellers the Purchased Assets and assume the Assumed Liabilities, in each case upon the terms and conditions hereinafter set forth;

C. The execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order (defined below) under, inter alia, Section 363 of the Bankruptcy Code; and

D. The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, have the meanings specified in this Section 1.1 or in other Sections of this Agreement identified in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Bidding Procedures Order” means the order of the Bankruptcy Court [Docket No. 871], entered on March 9, 2015, authorizing, among other things, the sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the bid procedures set forth therein.

“Business” means the business of the Purchased Companies as such business has been conducted since January 1, 2012.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York or Mexico City, D.F. are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Purchased Companies, or that is otherwise material to or necessary for the operation of the respective businesses of the Purchased Companies.

“Debt” means, with respect to any Person and as of a specific time without duplication, all obligations of such Person (i) for the unpaid principal amount of, and accrued interest, premiums and prepayment penalties on, all indebtedness for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments, but not including operating leases, (iii) in respect of capitalized leases, (iv) any obligations with respect to any interest rate hedging, swap agreements or similar arrangements and related fees, (v) any liability for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payment or any non-compete payments, (vi) any liability under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (vii) all “cut” but uncashed checks, (viii) cash, book or bank account overdrafts, and (ix) any Guarantee of Debt.

“Environmental Law” means any Law in effect at the relevant date or for the relevant period relating to the protection of human health and safety or the environment (including air, surface water, groundwater, land surfaces or subsurface strata) or natural resources, Releases of or exposure to Hazardous Material or the handling, generation, treatment, transportation, storage, use, arrangement for disposal or disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.),

the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651, et seq.), and analogous state, local and foreign Laws.

“Excluded Matter” means the effect of: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which a Seller generally competes; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules; (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates; (vi) any effect resulting from the public announcement of this Agreement; or (vii) any effect resulting from the filing of the Bankruptcy Case and a Seller’s inability to pay certain obligations as a result of the filing of the Bankruptcy Case; provided, however, that with respect to clauses (i) and (ii), such effects do not disproportionately adversely affect the business of Seller, taken as a whole, as compared to other companies operating in the industries in which a Seller operates.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Body that are used by, or are necessary to own and to operate, the business of the Purchased Companies as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt of any other Person and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,”

“hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any provision of Environmental Law or for which Liability can be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“IRS” means the Internal Revenue Service.

“Intercompany Note” means the Revolving Promissory Note attached as Schedule 3.1(a) of this Agreement.

“Knowledge of Sellers” means the actual knowledge of those officers of Sellers identified on Schedule 1.1(a).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, license or covenant not to sue, restriction or encumbrance or any other similar encumbrance in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“NIFS” means the financial information principles (normas de información financiera) issued by the Mexican Board of Financial Information Principles (Consejo Nacional de Normas de Información Financiera) that are applicable in Mexico.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of a Person’s businesses as of March 17, 2015.

“Pay-Off Letter” has the meaning set forth in Section 4.2(f).

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies or commitments of title insurance which have been made available to Purchaser, (ii) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (v) [Reserved], (vi) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances that do not materially affect the value, use or transferability of the affected asset or property, (vii) Liens for Taxes that constitute Assumed Liabilities, and (viii) Liens that are released by the Sale Order.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment, or into or out of any property.

“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents, including potential financing sources of such Person.

“Sale Order” means an order entered by the Bankruptcy Court: (i) that was on appropriate notice to all parties entitled to notice of any motion relating to the Purchased Assets, this Agreement or the transactions contemplated hereby; (ii) that is not subject to an appeal or a stay pending appeal; (iii) as to which the time to appeal from, or to seek review, rehearing, reconsideration, amendment or petition for certiorari of, has expired without a pending appeal or application seeking review, rehearing, reconsideration, amendment or petition for certiorari; (iv) that provides, at least, the following: (a) the Purchased Assets will be transferred to Purchaser free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the filing of the petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, save and excepting only those Liabilities expressly assumed by Purchaser in writing under this Agreement and the Transferred Exceptions; (b) Purchaser has acted in “good faith” within the meaning of and is entitled to the protections of section 363(m) of the Bankruptcy Code; (c) this Agreement was negotiated, proposed and entered into by the parties hereto without collusion, in good faith and from arm’s length bargaining positions; and (d) this Agreement and the transactions contemplated hereby may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or other representative of their respective estates; and (v) is otherwise in form and substance reasonably acceptable to each of the parties hereto, or substantially in the form of the Sale Order attached to the asset purchase agreement for the stalking horse bidder (as amended, supplemented, or otherwise modified), to the extent applicable.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, (i) a material adverse effect on or a material adverse change in or to the Purchased Assets, considered as a whole, (ii) a material and adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or (iii) the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, other than in the case of clauses (i) and (iii) an event, change, effect, condition or occurrence resulting from an Excluded Matter.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules and attachments thereto or amendments thereof).

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and

(iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Transferred Exceptions” means (i) [Reserved], (ii) statutory Liens for Taxes not yet due, (iii) Liens consisting of zoning, entitlement and other land use and environmental regulations by any Governmental Body, (iv) [Reserved], and (v) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances that do not materially affect the value, use or transferability of the affected asset or property; provided that, in the case of each of clauses (i) – (v), none of such items secures any Indebtedness or Excluded Liabilities.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Agreement	Preamble

Allocation Notice of Objection	10.2(a)

Antitrust Division	8.4(a)

Antitrust Laws	8.4(b)

Antitrust Order	8.4(b)

Assumed Liabilities	2.3

Audited Financials	5.11(p)

Avoidance Actions	2.2(f)

Bankruptcy Case	Recitals

Bankruptcy Code	Recitals

Bankruptcy Court	Recitals

Cash Amount	3.1(a)

Chapter 11 Deposits	2.2(g)

Closing	4.1

Closing Date	4.1

Company	Preamble

Company Governing Documents	5.11(a)

Term	Section

Company Material Contracts	5.11(e)(xi)

Confidentiality Agreement	8.7

Deposit Amount	3.2

Deposits	2.1(b)(i)

Divestiture Action	8.4(c)

Excluded Assets	2.2

Excluded Liabilities	2.4

Final Allocation Statement	10.2(a)

Financial Statements	5.11(p)

FTC	8.4(a)

Instruments of Indebtedness	5.11(e)(i)

Intercompany Note	3.1(a)

Interim Financials	5.11(p)

Material Customers	5.11(k)

Material Suppliers	5.11(k)

Necessary Consent	2.6(a)

Pay-Off Letter	4.2(f)

Periodic Non-Income Taxes	10.3(a)

Petition Date	Recitals

Post-Closing Straddle Period	10.3(b)

Pre-Closing Straddle Period	10.3(b)

Proposed Allocation Statement	10.2(a)

Purchased Assets	2.1(b)

Purchased Companies	2.1(b)(vii)

Term	Section

Purchased Companies Balance Sheet	5.11(c)

Purchased Intellectual Property	2.1(b)(iv)

Purchase Price	3.1

Purchaser	Preamble

Real Property	5.11(l)

Related Party	4.6(b)

Required Permits	5.11(d)

Seller or Sellers	Preamble

Straddle Period	10.3(b)

Termination Date	4.4(a)

Transfer Taxes	10.1

Voting Debt	5.11(b)

1.2 Other Definitional and Interpretive Matters. (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

Contracts. Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

Dollars. Any reference in this Agreement to $ will mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

NIFS. Terms used herein which are defined in NIFS are, unless specifically defined herein, used herein as defined in NIFS.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from the applicable Seller, and each Seller will sell, transfer, convey and deliver to Purchaser, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than those Liens created by Purchaser and the Transferred Exceptions) and Excluded Liabilities.

(b) The term “Purchased Assets” means all of the following properties, assets and rights of any Seller (other than the Excluded Assets) existing as of the Closing:

(i) [Reserved]

(ii) [Reserved]

(iii) [Reserved]

(iv) the trademarks, patents, copyrights and domain names listed on Schedule 2.1(b)(iv) and all rights of action and remedies for past, present and future infringements of any of the foregoing and all goodwill associated therewith (the “Purchased Intellectual Property”);

(v) [Reserved]

(vi) [Reserved]

(vii) the Intercompany Note;

(viii) the shares of capital stock and other equity interests of each of the direct and indirect subsidiaries of the Sellers set forth on Schedule 2.1(b)(vii) (the “Purchased Companies”) and any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Purchased Company;

(ix) the minute books, stock ledgers, corporate seals, stock certificates and other similar books and records for each Purchased Company; and

(x) all rights, claims, causes of action and credits owned by a Seller to the extent relating to any Purchased Asset or Assumed Liability, including (A) any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of such Seller in respect of any Purchased Asset or Assumed Liability and (B) any causes of action arising under chapter 5 of the Bankruptcy Code, relating to the Purchased Assets.

2.2 Excluded Assets. Subject to Section 2.8, nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means all assets, properties and rights of any Seller other than the Purchased Assets, including:

(a) all cash and cash equivalents;

(b) all accounts receivable;

(c) all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of a Seller in respect of an Excluded Asset or Excluded Liability;

(d) any shares of capital stock or other equity interest of any of the Sellers or any of their subsidiaries (other than the Purchased Companies) or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any of the Sellers or any of their subsidiaries (other than the Purchased Companies);

(e) any minute books, stock ledgers, corporate seals and stock certificates of Sellers or any of their subsidiaries (other than the Purchased Companies), and other similar books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain, including Tax Returns and financial statements; provided, however, that Purchaser will have the right to make copies of any portions of such retained books and records that relate to the Purchased Assets;

(f) all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the “Avoidance Actions”), except as provided in Section 2.1(b)(ix);

(g) all postpetition adequate assurance deposits provided to utilities and any deposits provided to suppliers or service providers to Sellers on a prepetition or postpetition basis (collectively, the “Chapter 11 Deposits”);

(h) [Reserved];

(i) refunds, credits and rebates of Taxes for any period or portion thereof prior to or ending on the Closing Date; and

(j) all rights in or to assets leased by Sellers.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities existing as of the Closing Date (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising from the ownership or operation of the Purchased Assets by Purchaser after the Closing; and

(b) [Reserved]

(c) [Reserved]

(d) subject to Section 10.1, 50% of any Transfer Taxes.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Purchaser will not assume and will be deemed not to have assumed, and Sellers will remain liable with respect to, the Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of Sellers arising out of, relating to or otherwise in respect the Purchased Assets prior to the Closing, and all other Liabilities of any Seller, other than the Assumed Liabilities.

2.5 [Reserved]

2.6 Non-Assignment of Assets. (a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Purchaser thereunder and (ii) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, the Sellers and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and at no expense to such Seller, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which the applicable Seller would enforce for the benefit of Purchaser all of its rights thereunder and with Purchaser assuming such Seller’s obligations and any and all rights of such Seller against a third party thereto.

(b) Subject to Section 2.6(a), if after the Closing (i) Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

2.7 Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided, that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

2.8 Purchased Companies’ Assets and Liabilities. For the avoidance of doubt, (a) none of the assets, properties and rights of the Purchased Companies will be deemed to be Purchased Assets or Excluded Assets, and such assets, properties and rights will remain those of the Purchased Companies (and transferred to the Purchaser indirectly as a result of the sale of the Purchased Companies pursuant hereto) and (b) none of the Liabilities of the Purchased Companies will be deemed to be Assumed Liabilities or Excluded Liabilities, and such Liabilities will remain those of the Purchased Companies (and transferred to the Purchaser indirectly as a result of the sale of the Purchased Companies pursuant hereto).

III. CONSIDERATION; ADJUSTMENT

3.1 Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be:

(a) $31,846,500 in cash (the “Cash Amount”); provided that as part of the Closing, the Intercompany Note will be transferred at its nominal value to the Purchaser and the amount of such nominal value of the Cash Amount will be allocated as payment for the assignment of the principal amount of the Intercompany Note and the remainder of the Cash Amount will be for the other Purchased Assets; and

(b) the assumption of the Assumed Liabilities.

3.2 Purchase Price Deposit. Prior to the execution of this Agreement, pursuant to the terms of the Bidding Procedures Order and the Bidding Procedures (as defined in the Bidding Procedures Order), Purchaser has deposited with the Company the sum of $4,549,500 (the “Deposit Amount”), which will be released by the Company and delivered (together with all accrued investment income thereon and any other earnings in respect thereto) to Purchaser or the Company as follows:

(a) if the Closing occurs, the Deposit Amount and all accrued investment income thereon and any other earnings in respect thereto will be kept by the Company and applied towards the amount payable by Purchaser under Section 3.3 hereof;

(b) if this Agreement is terminated by Sellers pursuant to Section 4.4(d), the Deposit Amount, together with all accrued investment income thereon and any other earnings in respect thereto, will be kept by the Company; and

(c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(d), the Deposit Amount, together with all accrued investment income thereon and any other earnings in respect thereto, will be immediately returned to Purchaser.

3.3 Payment of Purchase Price. On the Closing Date, Purchaser will pay to the Sellers, in immediately available funds to the account or accounts designated by the Company, the Cash Amount less the Deposit Amount and all accrued investment income thereon.

3.4 Intercompany Note. Prior to Closing, Tandy Finance Corporation shall forgive any accrued and unpaid interest due on the Intercompany Note and as a consequence the Intercompany Note will be transferred to Purchaser without any accrued interest amount.

IV. CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place at Jones Day, 2727 North Harwood Street, Dallas, Texas, 75201 at 9:00 a.m. (Central time) on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the parties hereto may designate in writing. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2 Deliveries by Sellers. At the Closing, Sellers will deliver to Purchaser:

(a) an executed assignment of the Purchased Intellectual Property;

(b) evidence of termination and release of all Liens on the Purchased Intellectual Property;

(c) [Reserved]

(d) the officers certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(e) affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(f) duly executed payoff letter (the “Pay-Off Letter”) with respect to the discharge in full of the Intercompany Note reflected on Schedule 3.1(a), which Pay-Off Letter shall specify that all Liens related to the Intercompany Note shall be terminated and released upon payment in full of the outstanding principal of the Intercompany Note;

(g) [Reserved]

(h) each of the share certificates representing the shares of the capital stock of each of the Purchased Companies, duly endorsed in property (endosados en propiedad) to Purchaser, except for one share which will be endorsed in property (endosada en propiedad) to a subsidiary of Purchaser;

(i) an acknowledgement of the receipt of the Purchase Price;

(j) evidence of termination of the pledge agreement with respect to, and release of the lien on, the shares representing the capital stock of the Purchased Companies, including the corresponding cancellation of pledge notation on each relevant stock ledger, signed by the secretary of the Board of Directors of each Purchased Company;

(k) written resignations signed by each of the members of the Board of Directors of the Purchased Companies, to resign effective as of the Closing, in a form acceptable to Purchaser;

(l) stock ledger of each of the Purchased Companies, including a notation with respect to the acquisition by Purchaser of the shares representing the capital stock of the Purchased Companies signed by the current secretary of the Board of the Purchased Companies;

(m) all other corporate books of the Purchased Companies complete and updated;

(n) copies of all consents referred to in Section 5.03 hereof;

(o) accounting records and support documentation of all the operations, information systems, data bases and software used to produce accounting, administrative, operative and tax related information of the Purchased Companies;

(p) list of the assets used by the Purchased Companies to perform their activities, as reflected in the financial statements of the Purchased Companies as of the Closing Date; and

(q) all other deeds, endorsements, assignments and other instruments of conveyance and transfer, reasonably requested by Purchaser, to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser.

4.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver to the Company:

(a) the consideration specified in Section 3.3 hereof;

(b) one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto; and

(c) the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b).

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser or a Seller, if the Closing has not occurred by 4:00 p.m. Central time on the earlier of (i) 10 Business Days after the receipt of notice from the Comisión Federal de Competencia Económica (Mexican Antitrust Commission) confirming it does not object to the Closing and (ii) the 6 month anniversary of the date of the Sale Order (the “Termination Date”); provided, however, that if the Closing has not occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or a Seller, then Purchaser or a Seller, respectively, may not terminate this Agreement pursuant to this Section 4.4(a);

(b) by mutual written consent of Sellers and Purchaser;

(c) by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 and such breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d) by Sellers, if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 and such breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(e) by Sellers or Purchaser if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4.

4.5 Procedure Upon Termination. In the event of termination pursuant to Section 4.4, the terminating party will give written notice thereof to the other party or parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets hereunder will be abandoned, without further action by

Purchaser or Sellers, except for the reimbursement of the Deposit Amount (and any interests vested thereon) in favor of Purchaser to the extent permitted pursuant to Section 3.2.

4.6 Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the parties hereto will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no liability or obligation on Purchaser, any Seller or any of their respective Representatives; provided, however, that the provisions of Section 3.2, this Section 4.6 and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 hereof, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 4.6 will be deemed to release any party from liability for any breach of this Agreement prior to termination.

V. REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally represent and warrant to Purchaser that:

5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller is duly qualified or licensed to do business in each jurisdiction in which the actions to be performed hereunder or in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for the operation of the Sellers’ business as now conducted, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.2 Authorization of Agreement. Subject to entry of the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other parties hereto and the entry of the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 5.3(a), the execution and delivery by each Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller, (ii) [Reserved], (iii) subject to entry of the Sale Order, any material Order, or (iv) subject to entry of the Sale Order, any applicable material Law.

(b) Except as set forth on Schedule 5.3(b) and except to the extent not required if the Sale Order is entered, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Sale Order, and (iii) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

5.4 [Reserved]

5.5 Title to Purchased Assets. Sellers own the Purchased Assets free and clear of all Liens(other than Permitted Exceptions) and, subject to the entry of the Sale Order, at the Closing, Purchaser will be vested with good and valid title to such Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code. All Tax Returns required to be filed pursuant to any applicable Law have been timely filed, and were true, correct and complete in all material respects, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed and all Taxes shown thereon as owing have been paid.

5.6 Intellectual Property. Except as set forth on Schedule 5.6:

(a) One or more of the Sellers owns the Purchased Intellectual Property and has valid rights in and to, including all rights to use, reproduce, publish, distribute, transmit, perform, display, and create derivative works of, as applicable, such Purchased Intellectual Property as is used in the Ordinary Course of Business, in each case, free and clear of all Liens (other than Permitted Exceptions).

(b) As of the date of this Agreement, the Purchased Intellectual Property is not the subject of any ownership, validity, use, registrations or enforceability challenge or claim received by Sellers in writing nor is any such challenge or claim, to the Knowledge of Sellers, threatened; and the Purchased Intellectual Property is not the subject of any outstanding Order restricting the use by Sellers thereof or adversely affecting any of the rights of Sellers thereto.

5.7 [Reserved]

5.8 Litigation. Except as set forth on Schedule 5.8, as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller that involve or relate to any of the transactions contemplated by this Agreement or affect any of the Purchased Assets that would reasonably be expected to adversely affect the ownership or use by Purchaser of the Purchased Assets after the Closing.

5.9 [Reserved]

5.10 Financial Advisors. Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby or thereby for which Purchaser is or will become liable, and Sellers shall indemnify and hold harmless Purchaser from any claims with respect to any such fees or commissions.

5.11 Purchased Companies. Organization and Qualification. (a) Each of the Purchased Companies is a sociedad anónima de capital variable duly organized and validly existing under the Laws of Mexico. Each of the Purchased Companies has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

The Sellers have delivered to or made available to the Purchaser prior to the execution of this Agreement correct and complete copies of (i) any amendments to the Purchased Companies’ charter of incorporation and bylaws as currently in effect (the “Company Governing Documents”). The Company Governing Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Purchased Companies. The Purchased Companies are in compliance with the terms of the Company Governing Documents, as appropriate.

(b) Capitalization. As of the date of this Agreement, the entire authorized capital stock of each Purchased Company is as set forth on Schedule 5.11(b). There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Common Shares (or convertible into Common Shares having such rights) (“Voting Debt”) of the Company or any of the Subsidiaries of the Company issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Purchased Companies, obligating the Purchased Companies to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Purchased Companies or securities convertible or exchangeable for such shares or equity interests. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Purchased Companies to repurchase, redeem or otherwise acquire any Common Shares or the capital stock or other equity interests of the Purchased Companies. All of the outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable, and such Common Shares were not issued in violation of any Laws.

(c) Undisclosed Liabilities; Absence of Certain Changes. None of the Purchased Companies has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by NIFS to be reflected on a consolidated balance sheet of the Purchased Companies, except for (i) liabilities and obligations that are reflected in the balance sheet of the Purchased Companies as of February 28, 2015 (the “Purchased Companies Balance Sheet”) or disclosed in the notes thereto or in the quarterly interim financial statements, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since February 28, 2015, (iii) liabilities or obligations which have been discharged in the ordinary course of business consistent with past practice, and (iv) liabilities and obligations that, in each case, have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

There has not occurred or existed any Seller Material Adverse Effect that, individually or in the aggregate with all other Seller Material Adverse Effects, has constituted or would reasonably be expected to constitute a Seller Material Adverse Effect.

(d) Compliance with Applicable Laws. Each of the Purchased Companies holds all material Governmental Permits, and no Person or entity other than the Purchased Companies owns or has any proprietary, financial or other interest (direct or indirect) in any of the material Governmental Permits necessary to operate the Purchased Companies’ business as conducted on the date of this Agreement (the “Required Permits”). Except as would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, each of the Purchased Companies is in compliance with the terms of the Required Permits, and all such Required Permits are valid and in full force and effect in all material respects. No suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of Sellers, threatened. The businesses and operations of the Purchased Companies are being, and since January 1, 2012 have been, conducted in compliance in all material respects with all Laws except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Purchased Companies is currently the subject of any review or investigation by any Governmental Entity.

(e) Material Contracts. Except as set forth in Schedule 5.11(e), none of the Purchased Companies is a party to or bound by:

(i) any agreement relating to the incurring or guarantee of Debt by the Purchased Companies in an amount in excess of US$250,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”);

(ii) any agreement providing for the indemnification, in excess of US$250,000, by the Purchased Companies of any Person other than standard form indemnity provisions in agreements with customers of the Purchased Companies entered into in the ordinary course of business consistent with past practice;

(iii) any joint venture, partnership or similar agreement;

(iv) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Purchased Companies to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(v) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Purchased Companies, or that will have increased benefits, or accelerated vesting of benefits due to the consummation of the transactions contemplated hereby;

(vi) any collective bargaining agreement;

(vii) any agreement material to the Purchased Companies, taken as a whole, pertaining to the acquisition, transfer, development, sharing, licensing or use of or granting any right to use or practice any rights under any Intellectual Property;

(viii) any agreements pursuant to which any Purchased Company leases or subleases any material real property from or to third parties;

(ix) [Reserved]

(x) any employment or consulting contract with any current executive officer of any of the Purchased Companies or any member of the Purchased Companies’ Board; or

(xi) any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is not within any of the other categories described in this section but is material to the Purchased Companies taken as a whole, (B) would reasonably be expected to result in revenues, receipts, liabilities or expenditures, or otherwise involve an amount, in excess of US$500,000 per year or (C) would reasonably be expected to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement (the agreements, contracts and obligations listed in clauses (i) through (xi) being referred to herein as “Company Material Contracts”).

Schedule 5.11(e) sets forth as of the date hereof all of the Company Material Contracts. True, correct and complete copies of each Purchased Company Material Contract have been made available to the Purchasers.

Each of the Company Material Contracts is valid and binding on the Purchased Company party thereto, and, to the Knowledge of Sellers, any other party thereto, and each Company Material Contract is in full force and effect. None of the Purchased Companies is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. None of the Purchased Companies knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Purchased Companies, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(f) Litigation. There are no suits, claims, actions, arbitrations, alternative dispute resolution actions, proceedings or investigations in each case involving an amount in excess of US$100,000 (whether civil, criminal, administrative or otherwise) pending or, to the Knowledge of Sellers, threatened, against (or naming as a party thereto) the Purchased Companies or any of their respective properties or assets. None of the Purchased Companies, nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that have had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(g) Labor Matters. Except as failure to comply would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, with respect to employees of and service providers of the Purchased Companies, each of the Purchased Companies is currently in compliance with and since January 1, 2012 has complied in all material respects with, all applicable Laws respecting employment and employment practices, terms and conditions of employment, wage and hours requirements and immigration status, and no claims or investigations are pending or, to the Knowledge of Sellers, threatened with respect to such Law, either by private individuals or by governmental agencies.

Except as would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, no material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefor exist or have, to the Knowledge of Sellers, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Knowledge of Sellers, threatened against or directly affecting the Purchased Companies.

(h) Intellectual Property. Except as would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, none of (i) the Purchased Companies or (ii) the operation of the business of the Purchased Companies interferes or has interfered with, infringes or has infringed upon, misappropriates or has misappropriated, or otherwise has come into conflict with any Intellectual Property rights of third parties, and none of the Purchased Companies has received any written charge, complaint, claim, demand, or notice during the past five years (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Purchased Companies must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Purchased Companies during the past five years (or earlier, if not resolved), excluding any such interference, infringement or misappropriation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

The Information Systems of the Purchased Companies are adequate for the operation of their respective businesses as presently conducted, and none of such Information Systems depend upon any Information System of any other Person. The Purchased Companies’ use of any Information Systems does not exceed the scope of the rights granted to the Purchased Companies with respect thereto, including any applicable limitation upon the usage, type and/or number of licenses, users, hardware, time, services or systems.

Except as would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, the use of the Data by the Purchased Companies in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation. As of the date of this Agreement, no Person has made a written claim for any compensation from the Purchased Companies for the loss of or unauthorized disclosure or transfer of personal Data.

(i) Taxes. With respect to the Purchased Companies: (i) all Tax Returns required to be filed pursuant to any applicable Law have been timely filed, and were true, correct and complete in all material respects, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes shown on the Tax Returns as owing by the Purchased Companies have been paid and discharged, except for Taxes as set forth on the Purchased Companies Balance Sheet or which are not yet due and payable; (iii) none of the Purchased Companies is the subject of a current audit or examination by any taxing authority or is aware of a proposed or threatened audit or examination, and no Tax deficiencies have been proposed or assessed in writing by any Tax authority against the Purchased Companies, nor has any Tax authority threatened in writing to assert any such deficiencies against the Purchased Companies any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (iv) none of the Purchased Companies is liable for any Taxes of any other Person; (v) none of the Purchased Companies has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver; (vi) the Purchased Companies are not a party to any income Tax allocation or sharing agreement and does not have any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; (vii) there are no requests for rulings in respect of any income Tax pending between the Purchased Companies and any Tax authority; (viii) the Purchased Companies liability for Taxes for the period since the filing of the last Tax Return with respect to such Tax will be consistent with ordinary course of business operations and not extraordinary transactions; and (ix) neither the bankruptcy nor the transactions contemplated hereby will result in a significant Tax liability for any of the Purchased Companies.

The Purchased Companies have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign). None of the Purchased Companies has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

(j) Insurance. The Purchased Companies maintain the insurance policies identified in Schedule 5.11(j) hereof. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Purchased Companies through the Closing Date. All premiums with respect thereto due and payable on or prior to the date of this Agreement have been paid, and no written notice of cancellation or termination has been received with respect to any such policy, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(k) Relationships with Customers, Suppliers, Distributors and Sales Representatives. Schedule 5.11(k) hereof sets forth a correct and complete list of (i) the 10 largest suppliers of the Purchased Companies (by amount paid) for the twelve months ended December 31, 2014, and all suppliers of the Purchased Companies who are the sole source of such supply (other than public utilities) (the “Material Suppliers”) and (ii) each client or customer of the Purchased Companies to which the Purchased Companies have recognized revenue for sales for the twelve months ended December 31, 2014, an amount equal to or exceeding US$500,000 (the “Material Customers”). No Material Supplier or Material Customer is involved in, or is threatening, a material dispute with the Purchased Companies. To the Knowledge of Sellers, all Material Suppliers are performing in material compliance with agreed-upon performance schedules or budgets, if any. The Purchased Companies have not received any written notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Purchased Companies.

(l) Property. Schedule 5.11(l) hereof sets forth a true, correct and complete list of all real property owned by the Purchased Companies, as well as the leases, subleases, licenses, concessions or other agreements (written or oral) and all amendments thereto pursuant to which the Purchased Companies owns, uses, occupies or has the right to use or occupy, now or in the future, any real property (“Real Property”). Any of the Purchased Companies has valid title to or a leasehold interest in the Real Property free and clear of all Liens other than Permitted Exceptions. Each Real Property lease is valid and binding on the Purchased Companies and each Real Property lease is in full force and effect. None of the Purchased Companies is in material breach or material default under any Real Property lease or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. None of the Purchased Companies has received written notice of any breach or default under any Real Property lease by any other party thereto. To the Knowledge of Sellers, the Real Property is not subject to any pending or threatened condemnation, appropriation or similar proceeding with respect thereto. Except as it would not reasonably be likely to have, individually or in the aggregate, a Seller Material Adverse Effect, neither the Real Property leases nor any other leases, licenses, contracts or agreements grant to any Person the right of use, occupancy or enjoyment thereof or any interest, option, first refusal or first opportunity right with respect to the Real Property.

(m) Assets. Each of the Purchased Companies has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Purchased Companies (the “Assets”), free and clear of all Liens other than Permitted Exceptions. The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business substantially in the same manner as presently conducted. All material Assets of the Purchased Companies, wherever located, are, in the aggregate: (i) suitable, in all material respects, for the uses for which they employed; and (ii) in satisfactory operating condition (except for ordinary wear and tear).

(n) [Reserved]

(o) [Reserved]

(p) Financial Information. Purchaser has been furnished with each of the following:

The consolidated audited balance sheet of each Purchased Company as of December 31, 2013, December 31, 2012 and December 31, 2011 and the related consolidated audited statements of operations, stockholders’ equity and cash flows for the three (3) fiscal years, accompanied by the notes thereto and the audit report thereon (collectively, the “Audited Financials” and, together with the Interim Financials, the “Financial Statements”).

The unaudited consolidated balance sheet of each Purchased Company as of December 31, 2014 and the related unaudited consolidated statements of operations and cash flows for the fiscal year then ended; and the unaudited consolidated balance sheet of each Purchased Company as of February 28, 2015 and the related unaudited consolidated statements of operations and cash flows for the period then ended (collectively, the “Interim Financials”).

All accounts and notes receivable of the Purchased Companies represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Purchased Companies. All of the accounts and notes receivable of the Purchased Companies relate solely to sales of goods or services to customers of Purchased Companies.

The inventories of the Purchased Companies are of a quality and quantity useable and saleable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements and the Interim Financials for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in accordance with NIFS and in a manner consistent with past practice.

The Financial Statements and the Interim Financials were prepared, and, in the case of the Financial Statements, approved by the shareholders of the Purchased Companies; in accordance with NIFS consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Purchased Companies as of the dates and for the periods specified therein in accordance with NIFS, subject in the case of the Interim Financials to the absence of footnotes and to normal year-end and periodic reclassifications and adjustments. The Financial Statements were derived from the books and records of the Purchased Companies.

5.12 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed

Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Purchased Assets or the use thereof. The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1 Organization and Good Standing. Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

6.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to closing will be duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. (a) The execution and delivery by Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, Ley Federal de Competencia Económica (Mexican Antitrust Law) and any other Antitrust Laws, (ii) the entry of the Sale Order, and (iii) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not subject to any Order except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability. Purchaser has sufficient funds in cash to pay the Purchase Price and the fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated by this Agreement. Upon the consummation of the transactions contemplated hereby, (a) Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Purchaser will not be impaired.

6.7 Condition of the Purchased Assets. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the representations and warranties in Article V and the results of its own independent investigation.

VII. BANKRUPTCY COURT MATTERS

7.1 Bankruptcy Court Filings. Sellers have filed with the Bankruptcy Court a motion seeking entry of the Sale Order. Sellers will pursue diligently the entry of the Sale Order, and Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event that the entry of the Bidding Procedures Order or the Sale Order is appealed or a stay pending appeal is sought, Sellers will oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation). Sellers will provide Purchaser at least 24 hours’ notice in advance of filing with the Bankruptcy Court or any appellate court any motion, brief, notice, proposed order, amendment, supplement or other pleading that Sellers propose to file in the Bankruptcy Court relating to the transactions contemplated by this Agreement. Sellers will give Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and Purchaser will have the right to attend and seek to be heard at any such hearings.

VIII. COVENANTS

8.1 Access to Information. From the date hereof through the Closing Date, Purchaser will be entitled, through its Representatives, to make such investigation of the Purchased Assets and the Assumed Liabilities as it reasonably requests. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Sellers will direct and use their best efforts to cause their respective Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with Sellers and their Representatives. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate attorney-client privilege. No investigation by Purchaser prior to or after the date of this Agreement will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement. Sellers will promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Purchased Assets and the transactions contemplated by this Agreement.

8.2 Actions Pending the Closing. Except (i) as required by applicable Law or by order of the Bankruptcy Court, (ii) as otherwise expressly contemplated by this Agreement, or (iii) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers will:

(a) maintain the Purchased Assets in their current condition, ordinary wear and tear excepted;

(b) take reasonable actions to defend and protect the Purchased Assets from infringement or deterioration;

(c) comply with applicable Laws other than with respect to the failure of such compliance as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(d) cause the Purchased Companies to conduct the business in the Ordinary Course of Business and use commercially reasonable efforts to maintain the value of the business as a going concern;

(e) cause the Purchased Companies not to, without the prior written consent of the Purchaser, undertake or permit any action that would likely result in a Seller Material Adverse Effect. Without limiting the generality of the foregoing, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement, the Sellers will, and will cause the Purchased Companies not to, without the prior written consent of the Purchaser:

i.	enter into any transactions other than on an arm’s length basis with any Person who is an Affiliate of the Purchased Companies (other than transactions in the Ordinary Course of Business among the Purchased Companies);

ii.	increase the base salary or annual bonus payable to any of its employees, other than such increases in base salary as may be made in the Ordinary Course of Business, in accordance with applicable legal requirements or existing contractual obligations;

iii.	incur any Debt (including any capital lease) or make any Guarantees, in either case except in the Ordinary Course of Business;

iv.	amend the Charter or Bylaws of any Purchased Company or sell, lease, assign, license, transfer or otherwise dispose of any material assets

(except (i) for sales, leases or other dispositions of inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be permitted by the terms of this Agreement);

v.	pay any dividend or other distribution with respect to its capital stock, or repurchase or otherwise retire for value any shares of its capital stock;

vi.	make any material change in its methods of accounting or accounting practices, other than in a manner consistent with NIFS;

vii.	except in the Ordinary Course of Business, grant any severance or termination payment (other than pursuant to policies or agreements in effect as of the date hereof) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof;

viii.	issue, sell or otherwise dispose of any capital stock or grant any option or warrant or other right to purchase or obtain any of its capital stock;

ix.	make any capital investment in, any loan to, or any acquisition of the securities or assets constituting a business of, any other Person;

x.	enter into any employment contract or amend in any material respect the terms of any such existing contract or agreement (i) with executives expected to earn more than $70,000 per year or (ii) outside the Ordinary Course of Business; and

xi.	mortgage, pledge or otherwise subject to a Lien any property or assets.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Purchased Companies prior to the Closing Date. Prior to the Closing Date, the Purchased Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

8.3 Consents. Sellers and Purchaser will use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Section 5.3(b) and the Necessary Consents; provided, however, that none of Sellers or Purchaser will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval (except to the extent applicable under Section 8.4).

8.4 Regulatory Approvals.

(a) Purchaser and Sellers will (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within seven Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within 15 Business Days in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing (other than documents responsive to Item 4(c) and Item 4(d) of the filing under the HSR Act related to the transactions contemplated by this Agreement) and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party will use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party will promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto will independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior written notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).

(b) Each of Purchaser and Sellers will use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, Ley Federal de Competencia Económica (Mexican Antitrust Law), and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) asserting that any transaction contemplated by this

Agreement is in violation of any Antitrust Law, each of Purchaser and Sellers will cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order whether temporary, preliminary or permanent (“Antitrust Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Purchaser and Sellers will use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Purchaser and Sellers agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Body, so as to enable the parties hereto to close the transactions contemplated by this Agreement as expeditiously as possible.

(c) If required by the FTC, the Antitrust Division or other Governmental Body in order to obtain clearance under or to terminate any waiting period required by any Antitrust Law or to avoid the entry of, or to effect the dissolution of, any Antitrust Order that would have the effect of preventing or delaying the Closing beyond the Termination Date, Purchaser will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of the Purchased Assets or otherwise offer to take or offer to commit to take any action which it is capable of taking (collectively, a “Divestiture Action”), and if the offer is accepted, take or commit to take, such action that limits its freedom of action with respect to, or its ability to retain, any of the Purchased Assets. Purchaser will promptly advise Sellers of any Divestiture Action required by the FTC, the Antitrust Division or other Governmental Body and any negotiations with respect thereto. For purposes of this Section 8.4, a Divestiture Action will be considered “required” by the FTC, the Antitrust Division or other Governmental Body only if and to the extent that Purchaser has been notified by the FTC, the Antitrust Division, or such other Governmental Body that the failure or refusal to take such Divestiture Action would result in the filing of Legal Proceedings seeking an Antitrust Order that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

8.5 Further Assurances. Subject to the other provisions of this Agreement, each of Purchaser and each Seller will use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) provide the other parties hereto with reasonable cooperation and take such actions as such other parties may be reasonably request in connection with the consummation of the transactions contemplated by this Agreement, (iii) following the Closing, execute and deliver such additional documents, instruments, assignments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, and (iv) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each of Purchaser and Sellers will use its commercially reasonable efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and will cooperate with each other in connection with the foregoing.

8.6 Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby will be in substantially the form previously agreed by Purchaser and the Company. Prior to the Closing, none of the parties hereto will issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser and the Company, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of Purchaser or the Company, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided, however, that the party intending to make such release uses its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof. After the Closing, the parties hereto may issue public announcements regarding the transactions contemplated hereby so long as such announcements, in the case of announcements made by Sellers, do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that any Seller has made in the Bankruptcy Court; provided, however, that the issuing party will use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.7 Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated February 16, 2015 between the Company and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate. Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed Liabilities, will be valuable and proprietary to Purchaser and its Affiliates. Sellers agree that, from and after the Closing, no Seller will disclose to any Person any information relating to Purchaser and its Affiliates, the Purchased Assets or the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.7. Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.7 by any Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its Affiliates, each party acknowledges and agrees that upon any breach or threatened breach by a Seller of the terms and conditions of this Section 8.7, Purchaser and its Affiliates, as applicable will be entitled to immediate injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy. The provisions of this Section 8.7 will survive the Closing.

8.8 [Reserved]

8.9 Intellectual Property Restrictions. Purchaser shall not, and shall not permit any other Person to, transfer, license or otherwise grant any right in or to any of the Purchased Intellectual Property to any Person set forth on the schedule of delinquent franchisees provided to Purchaser by the Company on the date hereof until such time that such Person has fully paid to Sellers such amount owed to Sellers as of the date hereof.

IX. CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect;

(c) all waivers, consents, clearances or approvals required under any applicable Antitrust Law shall have been granted and all waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or otherwise been terminated;

(d) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2; and

(e) any agreements with the Sellers and any of their Affiliates to which the Purchased Companies are party shall have been terminated on or prior to the Closing Date with no further liability to the Purchased Companies; provided that any Debt or any other obligations of the Sellers or any of their Affiliates to the Purchased Companies shall have been paid, other than any pre-petition Debt of the Sellers.

9.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(c) all waivers, consents, clearances or approvals required under any applicable Antitrust Law shall have been granted and all waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or otherwise been terminated; and

(d) Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

9.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not subject to stay.

9.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

X. TAXES

10.1 Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne 50% by Purchaser and 50% by Sellers, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes, except that all motor vehicle registration, transfer or other similar Taxes (and all recording or filing fees) will be borne 100% by Purchaser. Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other party. Notwithstanding anything contained in this Agreement to the contrary, any Transfer Taxes arising from Purchaser’s failure to provide to Sellers valid completed exemption certificates and other instruments, to obtain any documentation or to complete any registration necessary to qualify for any exemption from the imposition of, or refund or reduction of, Transfer Taxes will be borne 100% by Purchaser.

10.2 Purchase Price Allocation.

(a) As promptly as practicable after the Closing Date, but no later than 90 days thereafter, Purchaser will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”); provided, however, that the allocation of the Purchase Price to the Intercompany Note shall be its face value without any interest component, and the remainder of the Purchase Price shall be allocated to the shares representing the capital stock of the Purchased Companies and to the Purchased Intellectual Property Trademarks, respectively, and pursuant to the aforementioned allocation schedule. Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a) the Proposed Allocation Schedule will be conclusive and binding on all parties hereto and will become the “Final Allocation Statement”. If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Sellers will use their commercially reasonable efforts to agree on the allocations. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The fees and expenses of such accounting firm will be apportioned among Sellers and Purchaser equally.

(b) Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation as determined pursuant to this Section 10.2. Neither Sellers nor Purchaser will take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

10.3 Certain Periodic Non-Income Taxes.

(a) With respect to any real or personal property or other periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) that are assessed on, or in respect of, the Purchased Assets and attributable to any period that begins after the Closing Date, if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by Seller. With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period that ends on or prior to the Closing Date, if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser, but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement.

(b) With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period which includes but does not end on the Closing Date (a “Straddle Period”): (i) if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”); and (ii) if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser that are attributable to the portion of such Straddle Period up to and including the Closing Date (the “Pre-Closing Straddle Period”), but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement. For purposes of this Section 10.3(b), the amount of Periodic Non-Income Taxes attributable to a Pre-Closing Straddle Period will be based upon the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period will be based upon the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.

(c) The party that has the primary obligation to do so under applicable Law will timely pay to the applicable Governmental Body any Periodic Non-Income taxes covered by this Section 10.3.

10.4 Mexican Tax on Capital Gains.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall withhold from the portion of the Purchase Price payable to Sellers at the Closing an amount equal to 25% of the Purchase Price attributable to shares representing the capital stock of the Purchased Companies in accordance with Article 161 of the Mexican Income Tax Law, (Ley del Impuesto sobre la Renta). If, prior to the 17th day of the month following the month in which the Closing occurs, the Company provides evidence to the effect that: (i) Sellers have appointed a legal representative in Mexico in accordance with Article 174 of the Mexican Income Tax Law; (ii) Sellers have opted for the alternative tax treatment provided in paragraph 6 sixth of Article 161 of the Mexican Income Tax Law and has paid the applicable Income Tax at the rate of 35% on the net taxable capital gain; and (iii) Sellers have filed the corresponding tax report (Dictamen Fiscal por la venta de las acciones) prepared by an external independent public accountant before the Tax Authorities (Servicio de Administración Tributaria), then the Purchaser shall promptly refund to Sellers the amount so withheld. If Sellers fail to provide such evidence to the Purchaser in accordance with the immediately preceding sentence, the Purchaser shall pay the amount so withheld to the appropriate Tax Authorities and shall deliver to Sellers the related Tax Withhold Certificate (constancia de retención), whereupon the Purchaser shall have no further obligation to Sellers with respect to the amount so withheld.

(b) Except as provided above, Purchaser shall make no withholding of any Tax on the Purchase Price or on any adjustment to the Purchase Price in connection with the acquisition of the Purchased Companies.

(c) Except as provided above, Sellers hereby releases and discharges Purchaser of any withholding obligations and agrees to indemnify and hold harmless on an after-tax basis from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of any failure of Sellers to pay the applicable taxes from the Purchase Price.

(d) Sellers shall file such amended tax returns and follow such other procedures as may be necessary under Mexican law to account for adjustments to the Purchase Price.

10.5 Cooperation and Audits. Purchaser, its Affiliates and Sellers will cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

XI. MISCELLANEOUS

11.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the parties hereto will have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each party hereto will be liable to the other after the Closing for any breach thereof.

11.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of Sellers and Purchaser will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and all proceedings incident thereto.

11.3 Injunctive Relief.

(a) The parties hereto agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto will be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 will be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

(b) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Purchaser or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4 Submission to Jurisdiction; Consent to Service of Process. (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the parties hereto hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the parties hereto agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the party being served.

11.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6 Entire Agreement; Amendments and Waivers. This Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Mexico without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Mexico.

11.8 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

RadioShack Corporation

300 RadioShack Circle

Fort Worth, Texas 76102

Attention: Robert Donohoo, Vice President and General Counsel

Email: Robert.Donohoo@radioshack.com

With a copy (which will not constitute notice) to:

Jones Day

2727 N. Harwood Street

Dallas, TX 75201

Attention: Mark E. Betzen

Email: mbetzen@jonesday.com

If to Purchaser, to:

Office Depot de México, S.A. de C.V.

Juan Salvador Agraz 101, Col. Santa Fe

Cuajimalpa

México, D.F. 05348

Facsimile: (52)(55) 52464000

Attention: José Cruz Pérez

With copies (which will not constitute notice) to:

Acedo Santamarina, S.C.

Mario Pani 400, floor 13-2, Col. Santa Fe

Cuajimalpa

Mexico, D.F. 05348

Facsimile: (52)(55) 5950-2233

Attention: Iván Pérez Correa

And with copies (which will not constitute notice) to:

Paul Hastings LLP

75 East 55th Street

First Floor

New York, New York 10022

Facsimile: +1 (212) 319-4090

Attention: Joy Gallup

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void, provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court. No assignment of any obligations hereunder will relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the parties to this Agreement will have any liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no Related Party of any party hereto and no Related Party of a Related Party will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party hereto under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the transactions contemplated hereby.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of March 23, 2015.

PURCHASER:

Office Depot de México, S.A. de C.V.

By:	/s/ José Cruz Pérez Esquivel
Name: José Cruz Pérez Esquivel
Title: Chief Financial Officer

COMPANY:

RadioShack Corporation

By:	/s/ Joseph C. Magnacca
Name: Joseph C. Magnacca
Title: Chief Executive Officer

OTHER SELLERS:

ITC Services, Inc.

By:	/s/ Robert C. Donohoo
Name: Robert C. Donohoo
Title: President

Tandy International Corporation

By:	/s/ Robert C. Donohoo
Name: Robert C. Donohoo
Title: President

TRS Quality, Inc.

By:	/s/ Robert C. Donohoo
Name: Robert C. Donohoo
Title: Director

Tandy Finance Corporation

By:	/s/ Robert C. Donohoo
Name: Robert C. Donohoo
Title: President